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 MIDLAND LOAN SERVICES

ANNUAL STATEMENT OF COMPLIANCE

of

PNC BANK, NATIONAL ASSOCIATION

d/b/a MIDLAND LOAN SERVICES

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, the undersigned, Steven W. Smith, as Executive Vice President of Midland Loan Services, a division of PNC Bank, National Association, hereby certifies, subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1.        A review of the Servicer’s activities during the calendar year 2017 (the “Reporting Period”) and of its performance under the Agreement has been made under the undersigned officer’s supervision; and

2.        To the best of the undersigned officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

Dated: March 1, 2018

PNC Bank, National Association

d/b/a Midland Loan Services

/s/ Steven W. Smith

Steven W. Smith

Executive Vice President

Member of The PNC Financial Services Group

10851 Mastin Boulevard  Overland Park, Kansas 66210

800-327-8083

www.pnc.com/midland

 Schedule I

RBS Commercial Funding, Inc.

Recipient Role	Deal Name	Series Number	Midland Role
Depositor	RBS Commercial Funding Inc.	Series 2013-C11	Special Servicer
Depositor	RBS Commercial Funding Inc.	Series 2014-C25
Special Servicer of the AMCP Portfolio loan under the WFCMT 2015-C26 PSA